                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT (the "Agreement") is entered into this 6th day of December, 1996 by and among Central Parking Corporation, a Tennessee corporation ("Purchaser"), Square Industries, Inc., a New York corporation (the "Company"), First American National Bank ("Escrow Agent"), and Lowell Harwood and Sanford Harwood (such individuals, collectively, the "Escrow Committee").

                                    RECITALS

     WHEREAS, Purchaser, the Company, and Central Parking System -- Empire State, Inc., a New York corporation and a wholly-owned subsidiary of the Purchaser ("Merger Sub"), have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 6, 1996, pursuant to which Company will merge with Merger Sub with the Company surviving as a wholly-owned subsidiary of Purchaser ("Surviving Corporation"); and

     WHEREAS, Pursuant to the Merger Agreement, Purchaser will commence a cash tender offer (the "Offer") to acquire all the outstanding stock of the Company; and

     WHEREAS, Pursuant to the Merger Agreement, a portion of the Offer Price, the Merger Consideration and the Option Consideration (collectively the "Consideration"), shall be deposited by Purchaser and held in escrow as contingent consideration for distribution to the shareholders, optionholders and warrantholders of the Company (collectively the "Shareholders") or to be disbursed in whole or in part to Purchaser based upon resolution of the matters described in Section 1.2 hereof; and

     WHEREAS, the parties believe that there may be significant value that will result from the resolution of certain contingent events which should accrue to the benefit of the Shareholders but which can not currently be determined; and

     WHEREAS, the resolution of such matters is dependent upon contingent events beyond the control of the parties; and

     WHEREAS, the Merger Agreement authorizes the Escrow Committee to represent the interests of the Shareholders with respect to the Contingencies (as hereinafter defined); and

     WHEREAS, capitalized terms not otherwise defined in this Agreement shall have the respective definitions assigned to them in the Merger Agreement.

     NOW, THEREFORE, in consideration of the premises of the Merger Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties have agreed to establish an escrow (the "Escrow") pursuant to which a portion of the Consideration is to be deposited by Purchaser to be held as contingent consideration for the Shareholders or disbursed in whole or in part to Purchaser based upon resolution of the matters described in Section 1.2 hereof (collectively, the "Contingencies") pursuant to the terms of this Agreement. Accordingly, the parties hereto agree as follows:

SECTION 1. ESCROW.

     1.1. Establishment of Escrow. Simultaneously with the deposit of sufficient funds with the Depositary as required to consummate the tender offer, Purchaser is delivering directly to the Escrow Agent a portion of the Consideration, the payment of which is contingent upon the resolution of the matters described in Section 1.2 hereof, equaling $2.50 per Share for each Share tendered in the Offer by the Shareholders and for each Share which the holder of any option or warrant is entitled to purchase under such option or warrant to the extent that the holder of such option or warrant has agreed to the "cash-out" provisions of Section 3.5 of the Merger Agreement. In addition, at the Effective Time, Purchaser will deliver to the Escrow Agent $2.50 per Share of the remaining Shares outstanding. The Depositary shall keep a list of (i) all Shareholders who have tendered Shares which have been accepted for payment by Purchaser in the Offer and the number of Shares so tendered, (ii) the number of Shares converted into Option Consideration promptly after the closing of the Offer and (iii) the Shareholders whose Shares are converted into Merger Consideration in the Merger and the number of shares so converted (the "Escrow Certificate"). The Escrow Agent shall invest such Escrowed Funds, provided the Escrowed Funds may only be invested in short-term government securities (30 day maximum). Any interest earned on the Escrowed Funds shall become part of the Escrowed Funds and be available to be distributed pursuant to this Escrow Agreement. The contingent rights in the Escrow are an integral part of the Consideration and shall be held as contingent consideration for the Shareholders in the proportions set forth in the Escrow Certificate. Such rights shall not be evidenced by a certificate or any document other than this Escrow Agreement and the Merger Agreement, and do not represent an interest in Purchaser, Merger Sub or Surviving Corporation.

     1.2. Contingent Matters. The Escrowed Funds have been deposited by the Purchaser with the Escrow Agent because of certain outstanding contingent matters, which if resolved favorably could result in additional value to the Company. The parties believe that in the event of a favorable resolution of either or both of these contingencies the Shareholders should be entitled to the distribution of the Escrowed Funds in whole or in part in accordance with the terms hereof. The contingent matters contemplated by this Escrow Agreement are set forth in Section 1.2.1 and 1.2.2.

          1.2.1. The Wooster Escrow. $1.99 per Share of the Escrowed Funds (the "Wooster Escrow") shall be held by the Escrow Agent for a period of up to twelve (12) months from the Effective Time unless extended as provided in this Section 1.2.1 (the "Escrow Period") solely in connection with the resolution of the matters described in this Section 1.2.1. If during the Escrow Period, the Company's property at 75 Wooster, New York, New York is leased under a commercially reasonable lease agreement containing at least the terms included in Exhibit 1.2(a) attached hereto, which include an annual rental rate of no less than $900,000.00, (a "Conforming Lease") or the Wooster property is sold on commercially reasonable terms that contain at least the terms included in Exhibit 1.2(b) (a "Conforming Sale"), then the entire Wooster Escrow shall be promptly delivered to the Depositary to be distributed on a pro rata basis to the Shareholders based upon their contingent rights thereto (based upon the proportions set forth in the Escrow Certificate) upon notice from the Escrow Committee or Purchaser to the Escrow Agent that such lease, executed by the lessee, has been presented to Purchaser or Surviving Corporation for execution (or a Conforming Sale has been consummated). If a Conforming Lease is being negotiated but has not been executed or a contract for a Conforming Sale executed by the potential purchaser is presented to Purchaser during the Escrow Period, but such Conforming Lease is not presented or such Conforming Sale is not closed during the Escrow Period, the Escrow Period may be extended for ninety (90) days, in which case a Conforming Lease executed or a Conforming Sale closed during such extension shall qualify as a Conforming Lease or a Conforming Sale for purposes of the Wooster Escrow. In the event that a Conforming Lease (or Conforming Sale) is not so presented during the Escrow Period, as may be extended as provided above, Purchaser shall be entitled to receive the entire Wooster Escrow without any further claim by Shareholders. In the event that during the Escrow Period, the property is leased on commercially reasonable terms, including the terms included in Exhibit 1.2(a), but with a rental of less than $900,000.00 per annum, Purchaser shall be entitled to receive from the Wooster Escrow a sum in the aggregate equal to ten (10) times the difference between $900,000.00 and the actual annual rental, up to the maximum amount of the Wooster Escrow, if any, and the balance of the Wooster Escrow shall be delivered to the Depositary to be distributed to the Shareholders pro rata based upon the proportions set forth in the Escrow Certificate. In the event that during the Escrow Period, the property is sold at a purchase price of less than $9,000,000.00, payable in cash at closing, Purchaser shall be entitled to receive from the Wooster Escrow a sum in the aggregate equal to the difference between $9,000,000.00 and the actual sales price, up to the maximum amount of the Wooster Escrow and the balance of the Wooster Escrow, if any, shall be delivered to the Depositary to be distributed to the Shareholders pro rata based upon the proportions set forth in the Escrow Certificate. In the event that during the Escrow Period (i) the property is leased for a sum in excess of $900,000.00 per year, on commercially reasonable terms including the terms included in Exhibit 1.2(a), Purchaser shall pay over to the Escrow Agent an additional sum of five (5) times the difference between $900,000.00 and the actual annual rental; or (ii) the property is sold for a sum in excess of $9,000,000.00, payable in cash at closing, Purchaser shall pay over to the Escrow Agent an additional sum of fifty percent (50%) of the difference between $9,000,000.00 and the actual sales price, which shall be delivered to the Depositary for distribution to the

     Shareholders of the Company together with the entire Wooster Escrow on a pro-rata basis as additional Consideration. In the event of any variation of the other terms set forth on Exhibit 1.2, the parties agree to use their reasonable efforts to negotiate an equitable distribution of the Wooster Escrow. Any interest on the Wooster Escrow shall accrue on a pro rata basis to the party receiving such funds. All requests for distribution of the Wooster Escrow pursuant to this Section 1.2.1 shall be made in accordance with and shall be subject to Section 2 of this Agreement.

          1.2.2. Occupancy Tax Escrow. $.51 per Share of the Escrowed Funds shall be held in escrow by the Escrow Agent during the Escrow Period solely in connection with the resolution of the matters described in this Section
     1.2.2 (the "Occupancy Tax Escrow"). In the event the total commercial rent occupancy tax liability of the Company or the Surviving Corporation for all tax periods from June 1, 1984 through May 31, 1991, in the aggregate (including all interest, penalties and principal) (the "Occupancy Tax Liability") is less than or equal to $800,000, the Escrow Agent shall promptly deliver to the Depositary the entire Occupancy Tax Escrow to be distributed to the Shareholders on a pro rata basis based upon the proportions set forth in the Escrow Certificate. If the Occupancy Tax Liability is more than $800,000 but less than or equal to $900,000, the Escrow Agent shall pay to Purchaser the Occupancy Tax Escrow funds equal to the difference between the amount of the Occupancy Tax Liability and $800,000, and any remaining Occupancy Tax Escrow funds shall be delivered to the Depositary to be distributed to the Shareholders on a pro rata basis based upon the proportions set forth in the Escrow Certificate. If the Occupancy Tax Liability is more than $900,000 but less than or equal to $1,000,000, the Escrow Agent shall pay to Purchaser the Occupancy Tax Escrow funds equal to 110% of the difference between the amount of the Occupancy Tax Liability and $800,000, and any remaining Occupancy Tax Escrow funds shall be delivered to the Depositary to be distributed to the Shareholders on a pro rata basis based upon the proportions set forth in the Escrow Certificate. If the Occupancy Tax Liability is more than $1,000,000, the Escrow Agent shall pay to Purchaser the Occupancy Tax Escrow funds equal to 120% of the difference between the amount of the Occupancy Tax Liability and $800,000, and any remaining Occupancy Tax Escrow funds shall be delivered to the Depositary to be distributed to the Shareholders on a pro rata basis based upon the proportions set forth in the Escrow Certificate. In the determination of the Occupancy Tax Liability, funds received from certain lessors or owners of property for payment of the commercial rent occupancy tax required by such lease or management agreement for any tax periods from June 1, 1984 through May 31, 1991, will be credited against the Occupancy Tax Liability provided that Purchaser shall be required to make reasonable commercial efforts to exercise its rights to recover such funds under the terms of the Company's or the Surviving Corporation's agreements with respect thereto. The Escrow Period may be extended by either the Escrow Committee or the Purchaser if the tax liability for all tax periods ending on or prior to May 31, 1991 is not finally resolved as of 12 months after the Effective Time provided in no event may the Escrow Period extend beyond three years after the Effective Time. Any interest on the Occupancy Tax Escrow shall accrue on a pro rata basis to the party receiving such funds. All requests for distribution of the Occupancy Tax Escrow pursuant to this Section 1.2.2 shall be made in accordance with and shall be subject to Section 2 of this Agreement.

          1.2.3. No Commingling. There shall be no commingling of the Wooster Escrow and the Occupancy Tax Escrow, each of which is available solely to satisfy its respective Contingency. Any expenses or costs of the Escrow Agent in connection with disputes shall be allocated solely to the escrow relating to the Contingency which is the subject of the dispute. Any expenses relating generally to the escrow will be allocated proportionately to the Wooster Escrow and the Occupancy Tax Escrow.

SECTION 2. DISTRIBUTION OF FUNDS.

     2.1. Distributions. The Escrowed Funds will be distributed in accordance with the procedures described in this Section 2.

     2.2. Right to Release of Funds.  Subject to any conflicting provisions of
Section 3 below, any time prior to the termination of this Escrow Agreement, Purchaser may give written notice to the Escrow Committee or the Escrow Committee may give written notice to Purchaser (in either case, with a copy to the Escrow Agent) of the resolution of either of the Contingencies (the "Notice"). Any Notice shall briefly set forth the basis of the Notice and a reasonable estimate of the amount to be distributed to the Depositary for distribution to each of the Shareholders and Purchaser.

     2.3. Holdback by Escrow Agent. Upon receipt by the Escrow Agent of such a Notice, the Escrow Agent shall hold in escrow such portion of the Escrowed Funds which will be sufficient to pay such resolution of the Contingencies, until there has been a determination of the pending Contingencies in accordance with the provisions of Section 2.4 hereof and such Escrowed Funds are distributable pursuant to Section 2.5.

     2.4. Resolution of Contingencies. If within ten (10) days after Notice as provided in Section 2.2 Purchaser or Escrow Committee, as applicable, shall not have received written objection (in the form specified later in this Section 2.4) to the resolution of such Contingency, then the Contingency shall be deemed to have been resolved as provided in such Notice. If within this ten (10) day period, written objection to such Notice is received from the other party (which written objection shall state the nature and basis of the objection to the Notice or the amount thereof, all in good faith, and a copy of which shall be sent to the Escrow Agent), then for a period of ten (10) days after receipt of such objection the parties shall attempt to settle the disputed resolution of such Contingency. If they are unable to settle the dispute, the unresolved issue or issues shall be settled in accordance with Section 5 hereof. The Purchaser and the Escrow Committee, jointly (or, in the event of an arbitration proceeding pursuant to Section 5, the prevailing party) shall promptly certify the final determination of any resolution of such Contingency under this Section 2.4 by written instruction to the Escrow Agent, upon which the Escrow Agent shall be entitled to rely (provided that any unilateral notice by the prevailing party in any arbitration proceeding is accompanied by a certified copy of the arbitration award).

     2.5. Distribution of Funds. Contingencies as to which a final determination has been made pursuant to Section 2.4 shall be distributed in accordance with this Section 2.5 promptly upon final determination of such Contingency. The Escrow Agent shall distribute such Escrowed Funds, free and clear of any interest of the other party as provided in any Notice which is not contested or as provided in any joint Notice from Purchaser and Escrow Committee of any contested Notice.

SECTION 3. TERMINATION OF ESCROW.

     The Escrow will terminate one (1) year after the Effective Time unless extended pursuant to Section 1.2 hereof. Immediately prior to such termination, in the event there is then pending any contested resolution of a Contingency which has (have) not been finally determined, the Purchaser or Escrow Committee shall certify to the Escrow Agent in writing (with a copy to the other party) the continuing validity of its Notice regarding such Contingency and the Contingency shall be resolved in accordance with Section 2.4.

     Upon termination of the Escrow, the Escrow Agent shall release and deliver to the Depositary for distribution to the Shareholders the Escrowed Funds to be delivered to the Shareholders pursuant to this Escrow Agreement in proportion to the Shareholders' respective contingent rights as then reflected in the Escrow Certificate held by the Depositary, free and clear of any escrow or contingencies.

SECTION 4. ESCROW AGENT.

     4.1 Appointment. Purchaser and the Escrow Committee hereby designate and appoint First American National Bank, as Escrow Agent to serve in accordance with the terms and conditions of this Agreement. The Escrow Agent hereby accepts such appointment and agrees to act as Escrow Agent in accordance with such terms and conditions.

     4.2 Compensation and Expenses. Purchaser and the Escrow Committee agree that the Escrow Agent shall be compensated for its services hereunder out of the Escrowed Funds in accordance with Exhibit 4.2 hereto. Escrow Agent shall also be entitled to reimbursement from the Escrowed Funds for all reasonable expenses paid or incurred by it in the administration of its duties hereunder, including, but not limited to, reasonably incurred transactional charges, counsel, advisors' and agents' fees and disbursements. In the event a portion of the Escrowed Funds is distributed to the Purchaser and a portion is delivered to the Depositary to be distributed to the Shareholders under the terms of this Escrow Agreement, the amount paid to the Escrow Agent shall be deducted on a pro rata basis from the amount distributed to the Purchaser and the Shareholders.

     4.3 Resignation and Discharge. The Escrow Agent may resign and be discharged from its duties or obligations hereunder at any time by giving notice of such resignation to the Purchaser and the Escrow Committee specifying a date (not less than 30 days after the giving of such notice) when such resignation shall take effect. Promptly after such notice, a successor Escrow Agent shall be appointed at the joint direction of the Purchaser and Escrow Committee, and such successor Escrow Agent will become Escrow Agent hereunder upon the resignation date specified in the notice. The Escrow Agent shall continue to serve until its successor accepts the Escrow and receives the Escrowed Funds. The Purchaser and the Escrow Committee may agree at any time to substitute a new Escrow Agent by giving notice thereof to the Escrow Agent then acting, provided that in the event the Escrow Agent is removed it shall be entitled to receive its compensation pursuant to Section 4.2 hereof earned prior to the date of removal.

     4.4 Liability of Escrow Agent. The Escrow Agent undertakes to perform only such duties as are specifically set forth in this Agreement, and shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not set forth herein. The Escrow Agent, acting or refraining from acting in good faith, shall not be liable for any mistake of fact or error of judgment by it or for any acts or omissions by it of any kind taken in good faith, unless caused by willful misconduct or gross negligence. Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement or any of its terms, unless evidenced by a writing delivered to Escrow Agent, signed by the proper party or parties. Escrow Agent shall be entitled to rely on any written document delivered to it by the Purchaser and the Escrow Committee which the Escrow Agent in good faith reasonably believes to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Agreement.

     4.5 Indemnification of Escrow Agent. From and at all times after the date of this Agreement, Purchaser shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys' fees, costs and expenses) incurred by or asserted against any of the Escrow Agent from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not the Escrow Agent is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that the Escrow Agent shall not have the right to be indemnified for any liability determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of the Escrow Agent. If any such action or claim shall be brought or asserted against the Escrow Agent, the Escrow Agent shall promptly notify Purchaser in writing, and Purchaser shall assume the defense thereof, including the employment of counsel satisfactory to the Escrow Agent and the payment of all expenses. Escrow Agent shall, in its sole discretion, have the right to employ separate counsel in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by the Escrow Agent unless (a) Purchaser agrees to pay such fees and expenses, or (b) Purchaser shall fail to assume the defense of such action, or (c) the named parties to any such action or proceeding (including any impleaded parties) include both Escrow Agent and Purchaser and the Escrow Agent shall have been advised in writing by counsel that there are one or more legal defenses available to it which are different from or additional to those available to Purchaser. The obligations of Purchaser under this Section 4.5 shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

     4.6 Further Assurances. Purchaser and the Escrow Committee shall deliver or cause to be delivered to Escrow Agent such further documents and instruments and shall do and cause to be done such further acts as Escrow Agent shall reasonably request (it being understood that Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

     4.7 Reports to Parties. The Escrow Agent shall, at least once during each twelve-month period of the Escrow, deliver to the Depositary a report showing the value (in dollars) of the Escrowed Funds and the status of the Escrowed Funds. The Escrow Agent will request the Depositary to distribute to each Shareholder a report showing the above plus the value (in dollars) of such Shareholder's contingent rights in the Escrow.

SECTION 5. DISPUTES.

     Any dispute that may arise under this Escrow Agreement with respect to (a) any Notice by Purchaser or Escrow Committee; (b) the delivery, ownership, or right to possession of the Escrowed Funds or any portion thereof; (c) the instructions given to the Escrow Agent; and (d) any other questions arising under this Agreement, shall be settled by (i) mutual agreement of the parties to such dispute (evidenced by appropriate instructions in writing to the Escrow Agent jointly by the Purchaser and the Escrow Committee, upon which the Escrow Agent may rely) or (ii) by a binding and final arbitration in accordance with the rules and procedures of the American Arbitration Association, whose determination shall be final and conclusive. The Purchaser shall cooperate in the voluntary exchange of information to expedite any such arbitration, including without limitation, providing access to the Surviving Corporation's tax and financial information as required to verify occupancy tax matters. The Arbitration shall be conducted in New York City and shall be submitted to a panel of three arbitrators who shall be recognized as experts in the New York City Commercial Real Estate Market and issues related thereto, one of which shall be selected by Purchaser, one of which shall be selected by the Escrow Committee and the third of which shall be selected by the first two. The Escrow Agent shall be under no duty to institute or defend any such proceedings and none of the costs and expenses of any such proceedings shall be borne by the Escrow Agent. Prior to the settlement of any dispute as provided in this Section 5, the Escrow Agent is authorized and directed to retain in its possession, without liability to anyone (but subject to Section 4.4 hereof), the portion of the Escrowed Funds that is the subject of or involved in the dispute. The Escrow Agent shall be entitled to rely on a copy of the arbitration award with respect to any such dispute delivered to it and certified as true and correct by the prevailing party. If the Purchaser is the prevailing party in any such dispute, it shall be entitled to recover as an addition to the Escrowed Funds distributable pursuant to the final resolution of the Contingency in dispute, Escrowed Funds equal to all reasonable costs and expenses including legal fees, incurred by Purchaser in connection with the dispute. If the Shareholders are the prevailing party in any such dispute, they shall be entitled to recover from the Purchaser, all reasonable costs and expenses, including legal fees and Escrow Agent fees and expenses incurred by the Shareholders in connection with the dispute.

SECTION 6. ALLOCATION OF INTEREST.

     Any interest earned on the Escrowed Funds during the Escrow Period, but not distributed to either the Shareholders or the Purchaser at the end of any taxable period will be deemed interest income of the Escrow pursuant to Section 468B of the Internal Revenue Code of 1986, as amended and will not be treated as interest income to the Shareholders or Purchaser prior to distribution.

SECTION 7. MISCELLANEOUS.

     7.1. No Waiver. No failure to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, provided that the exercise of the remedies hereunder are exclusive of any other remedies provided by law or contract.

     7.2. Governing Law; Amendments. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Tennessee, without giving effect to principles of conflict or laws. This

Agreement may not be changed orally or modified, amended or supplemented without an express written agreement executed by Escrow Agent and the other parties.

     7.3. Assignment. This Agreement, and the terms, covenants and conditions hereof, shall be binding upon and inure to the benefit of each party's respective successors and legal representatives. Neither Purchaser nor the Escrow Committee may assign any right or delegate any obligation under this Agreement without the prior written consent of Escrow Committee or Purchaser as the case may be and any such attempted assignment or delegation will be null and void. A Shareholder may not transfer its contingent rights with respect to the Escrow except by will, intestate succession, or operation of law.

     7.4. Headings. Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

     7.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

     7.6. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) if delivered personally or sent by facsimile, on the date received, (b) if delivered by overnight courier, on the day after mailing, and (c) if mailed, five (5) days after mailing with postage prepaid. Any such notice shall be sent as follows:

        if to the Purchaser:

        Central Parking Corporation
        2401 21st Avenue South, Suite 200
        Nashville, TN 37212
        Attention: Chairman

        (with copies to)

        Mark Manner, Esq.
        Harwell Howard Hyne Gabbert & Manner, P.C.
        1800 First American Center
        315 Deaderick Street
        Nashville, Tennessee, 37238;

        if to the Escrow Committee:

        Lowell Harwood
        c/o Leo Silverstein
        Brock Fensterstock Silverstein McAuliffe & Wade, LLC
        153 East 53rd Street, 56th Floor
        New York, New York 10022-4611

        Sanford Harwood
        c/o Leo Silverstein
        Brock Fensterstock Silverstein McAuliffe & Wade, LLC
        153 East 53rd Street, 56th Floor
        New York, New York 10022-4611

        (with copies to)

        Daniel R. Kaplan, Esq.
        Proskauer Rose Goetz & Mendelsohn LLP
        1585 Broadway
        New York, New York 10036
           and

        Leo Silverstein, Esq.
        Brock Fensterstock Silverstein McAuliffe & Wade, LLP
        One Citicorp Center
        153 East 53rd Street
        56th Floor
        New York, New York 10022

        If to the Escrow Agent:

        First American National Bank
        First American Center, 4th Floor
        315 Deaderick Street
        Nashville, Tennessee 37237-0404
        Attention: Tammy Johnston

or to such other addresses as may be designated in writing by the party to receive such notice. The Depositary can be notified at SunTrust Bank, Atlanta, 58 Edgewood Avenue, Room 225, Atlanta, Georgia 30303, Attention: Letitia Radford.

     7.7. Entire Agreement, etc. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof, and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

     7.8. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person, other than the Shareholders, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Escrow Agreement as of the date first above written.

                                          PURCHASER

                                          By:

                                          --------------------------------------

                                          Title:

                                          --------------------------------------

                                          COMPANY

                                          By:

                                          --------------------------------------

                                          Title:

                                          --------------------------------------

                                          ESCROW COMMITTEE

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                          ESCROW AGENT

                                          By:

                                          --------------------------------------

                                          Title:

                                          --------------------------------------

                                  EXHIBIT 1.2

     (a) A Conforming Lease shall include at least the following terms:

          1. provide for an annual rental rate of no less than $900,000.00

          2. have a non-cancelable term of at least fifteen (15) years

          3. contain triple net lease provisions

          4. provide for at least a two percent annual rental escalation

          5. grant no more than one year free rent and

          6. grant no more than a $750,000 build out allowance

     (b) A Conforming Sale shall include at least the following terms:

          1. a sale price of no less than $9,000,000.00 before deduction for or the payment of any broker fees payable in cash at closing.